Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of January 1, 2022, between FTI Consulting, Inc., a Maryland corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”), to the Indenture (as defined below). Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee entered into an Indenture, dated as of August 20, 2018 (the “Indenture”), providing for the issuance of the Company’s 2.0% Convertible Senior Notes due 2023 (the “Notes”);

WHEREAS, pursuant to Section 10.01(j) of the Indenture, the Trustee and the Company may supplement the Indenture without the consent of any holders of the Notes to irrevocably elect a Settlement Method or a Specified Dollar Amount, or eliminate the Company’s right to elect a Settlement Method;

WHEREAS, the Company intends to supplement the Indenture to surrender its right to elect to Physical Settlement and to irrevocably elect a Specified Dollar Amount for any Combination Settlement upon conversion of any Note; and

WHEREAS, the Company has heretofore delivered, or is delivering contemporaneously herewith to the Trustee, the Officers’ Certificate and Opinion of Counsel referred to in Section 10.05 of the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE I

RELATION TO INDENTURE; GENERAL REFERENCES

SECTION 1.01 Relation to Indenture. Except as expressly modified hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. This Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.02 General References. All references in this Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and the terms “herein,” “hereby” and any other words of similar import refer to this Supplemental Indenture.

ARTICLE II

IRREVOCABLE ELECTIONS

SECTION 2.01 Irrevocable Election to Eliminate Physical Settlement. The Company hereby irrevocable eliminates the right of the Company to elect Physical Settlement as the Settlement Method of any conversion of Notes that occurs on or after the date of this Supplemental Indenture.

SECTION 2.02 Irrevocable Election of Specified Dollar Amount. The Company hereby irrevocably elects that, with respect to any Combination Settlement of any conversion of Notes that occurs on or after the date of this Supplemental Indenture, the Specified Dollar Amount per $1,000 principal amount of Notes shall be no lower than $1,000.

ARTICLE III

MISCELLANEOUS

SECTION 3.01 Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 3.02 Severability. In the event any provision in this Supplemental Indenture or in the Notes as amended by this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

SECTION 3.03 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.04 Successors. All the agreements of the Company and Trustee contained in this Supplemental Indenture shall bind each of their successors and assigns whether so expressed or not.

SECTION 3.05 Effect of Headings. The article and section headings herein have been inserted for convenience of reference only and are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

FTI CONSULTING, INC.

By:	/S/ CURTIS P. LU
Name: Curtis P. Lu
Title: General Counsel

Signature Page to First Supplemental Indenture

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/S/ HAZRAT R. HANIFF
Name: Hazrat R. Haniff
Title: Assistant Vice President

Signature Page to First Supplemental Indenture